Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Reports Record Second Quarter Earnings

•	QUARTERLY EPS INCREASES TO $0.59 COMPARED TO $0.10 LAST YEAR

•	COMPANY RAISES ANNUAL GUIDANCE FOR FISCAL 2006 to $2.05 - $2.10

•	BOARD APPROVES $125 MILLION SHARE REPURCHASE

New York, New York, August 18, 2006 – AnnTaylor Stores Corporation (NYSE: ANN) today reported record financial results for the second quarter of fiscal 2006.

Kay Krill, President & Chief Executive Officer of Ann Taylor, stated, “We are delighted with the record performance we achieved during the second quarter. We built on our positive momentum at both Ann Taylor and LOFT, driving increased full-price sales and higher gross margin to deliver a fivefold increase in earnings per share for the quarter. This marked the second consecutive quarter of reporting the highest earnings in the Company’s history. Based on the strong results year to date, we are increasing our earnings guidance for the 2006 fiscal year to $2.05-$2.10 per diluted share.”

Second Quarter 2006

For the second quarter ended July 29, 2006, net income reached $43.2 million, or $0.59 per share on a diluted basis (on an average of 72.8 million shares outstanding). This compares to net income of $7.1 million, or $0.10 per share on a diluted basis (on an average of 72.5 million shares outstanding) in the second quarter of fiscal 2005, which included a charge of $9.5 million, or $0.08 per diluted share, related to the relocation of the Company’s corporate offices. Net income for second quarter 2006 was reduced by $0.02 per share to reflect the change in recording compensation expense on stock options and other forms of equity awards in accordance with Statement of Financial Accounting Standards No. 123(R).

The Company’s net sales for the quarter totaled $610.0 million, up 19.9 percent from $508.7 million for the same period last year. By division, net sales for the second quarter of fiscal 2006 were $224.6 million for Ann Taylor compared to $212.2 million last year, and $315.5 million for Ann Taylor LOFT compared to $245.4 million last year. Comparable store sales for the second quarter of fiscal 2006 were up 10.3 percent. By division, comparable store sales for the second quarter were up 6.4 percent for Ann Taylor and up 14.2 percent for Ann Taylor LOFT.

Total inventory levels at the end of the second quarter were down approximately 17 percent on a per square foot basis compared to the same period last year. By division, inventory levels on a per square foot basis were down approximately 17 percent at Ann Taylor and down approximately 14 percent at Ann Taylor LOFT.

Gross margin as a percentage of net sales increased to 54.2 percent in the second quarter of fiscal 2006, compared to 47.5 percent in the second quarter of fiscal 2005. The increase in gross margin as a percentage of net sales was primarily due to higher full price sales at both divisions, and higher margin rates achieved on non-full price sales, based on the Company’s strong product coupled with effective inventory management.

ANNTAYLOR

Selling, general and administrative expenses during the second quarter of fiscal 2006 were $262.6 million, or 43.0 percent of net sales, compared to $231.1 million, or 45.4 percent of net sales, for the same period last year which included the $9.5 million charge due to the relocation of the Company’s corporate offices. The decrease in selling, general and administrative expenses as a percentage of net sales in 2006 was primarily due to the combined effect of the absence of the 2005 corporate office relocation charge and leverage from an increase in comparable store sales partially offset by an increase in management performance bonus.

Operating profit was 11.2 percent of net sales in the second quarter of fiscal 2006 compared to 2.1 percent of net sales in the second quarter of last year.

During the second fiscal quarter, the Company opened two Ann Taylor stores, six Ann Taylor LOFT stores and one Ann Taylor Factory store. Additionally, four existing Ann Taylor stores and one Ann Taylor LOFT store were closed. The total store count at quarter-end was 828, comprised of 350 Ann Taylor stores, 426 Ann Taylor LOFT stores and 52 Ann Taylor Factory stores.

Total store square footage increased 8.0 percent to 4.8 million square feet as of July 29, 2006, from 4.5 million square feet as of July 30, 2005. Total square footage by division at the end of the second quarter was 1.9 million square feet for Ann Taylor and 2.5 million square feet for Ann Taylor LOFT.

During the second quarter, the Company purchased 750,000 shares of its common stock at a cost of approximately $29.6 million. For the first half of 2006, the Company purchased 1,450,000 of its common stock at a cost of approximately $54.8 million.

First Half of 2006

For the first six months of the fiscal year, the period ended July 29, 2006, the Company’s net income more than tripled to $82.2 million, or $1.13 per share on a diluted basis (on an average of 72.9 million shares outstanding). This compares to net income of $24.1 million, or $0.33 per share on a diluted basis (on an average of 72.0 million shares outstanding), for the same period last year, which included a charge of $9.5 million, or $0.08 per diluted share, related to the relocation of the Company’s corporate offices. Net income for the 2006 first half was reduced by $0.03 per share to reflect the change in recording compensation expense on stock options and other forms of equity awards in accordance with Statement of Financial Accounting Standards No. 123(R).

Net sales for the 2006 six-month period totaled $1.2 billion, up 18.4 percent from $985.1 million in the same period last year. By division, net sales for the first half of 2006 were $446.1 million for Ann Taylor compared to $418.0 million last year, and $589.2 million for Ann Taylor LOFT compared to $468.8 million last year. Comparable store sales for the first half of 2006 increased 8.0 percent over the same period last year. Comparable store sales by division were up 6.9 percent for Ann Taylor and up 9.7 percent for Ann Taylor LOFT.

Gross margin as a percent of net sales for the six-month period of 2006 was 55.4 percent, compared to 49.2 percent in the same period of 2005. The increase in gross margin as a percentage of net sales was primarily due to higher full price sales at both divisions, and higher margin rates achieved on non-full price sales, based on the Company’s strong product coupled with effective inventory management.

Selling, general and administrative expenses in the first half of 2006 were $514.2 million, or 44.1 percent of net sales, compared to $446.8 million, or 45.4 percent of net sales for the same period last year, which included the $9.5 million second quarter charge for the relocation of the Company’s corporate offices. The decrease in selling, general and administrative expenses as a percentage of net sales in 2006 was primarily due to the combined effect of the absence of the 2005 corporate office relocation charge and leverage on higher comparable store sales partially offset by an increase in management performance bonus.

Operating profit was 11.3 percent of net sales in the first half of fiscal 2006 compared to 3.8 percent of net sales in the same period last year.

ANNTAYLOR

Stock Repurchase

Reflecting the Company’s strong outlook and the Board of Director’s continued confidence in the Company’s future growth, as well as its strong cash position, the Board has authorized a new $125 million share repurchase program that replaces the Company’s previous program. The Company views the repurchase of shares as an additional means of returning value to shareholders.

Fiscal Year 2006 Guidance Increased

The Company expects comparable store sales for the second half of 2006 to increase in the low single-digit range over 2005, which would result in a comparable store sales increase for the full year 2006 in the mid-single-digit range over 2005.

Gross margin for the second half of the year is expected to improve slightly over the second half of 2005. The Company continues to expect the full year to show solid improvement over last year, driven by the significant increase achieved in gross margin in the first half of 2006.

Additionally, the Company expects selling, general and administrative expenses to grow in 2006 by approximately 13-14 percent over reported 2005 levels. The increase is due largely to investment in new stores, higher performance-based compensation, costs related to the higher sales in the spring season, and the cost associated with options expense.

For the full year, the Company plans to open approximately 55-60 LOFT stores, 10 Ann Taylor stores, and 5 Ann Taylor Factory Stores, implying total net square footage growth of approximately 7 percent.

Consolidated inventory levels on a per-square-foot basis are expected to be down at year end in the mid single-digit range.

The Company anticipates that capital expenditures for fiscal 2006 will be in the range of $160-$165 million, including new store construction, store renovation and re-branding, information systems, corporate office and distribution center initiatives as well as other general corporate investments.

Based on the above assumptions, the Company now expects its fully diluted earnings per share for the year to be in a range of $2.05–$2.10 with opportunity for most of the earnings increase in the second half coming in the fourth quarter. This increased guidance includes an estimated $0.06 charge to reflect the expensing of stock options. Excluding the impact of stock option expense, expected earnings per diluted share for fiscal 2006 would be in the range of $2.11 to $2.16. This represents a 67-71 percent increase over 2005’s $1.26 in diluted earnings per share on an operating basis.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 828 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of July 29, 2006.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	effectiveness of the Company’s brand awareness and marketing programs;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher energy prices, a downturn in the retail industry or changes in levels of store traffic;

ANNTAYLOR

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

•	risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

•	the uncertainties of sourcing associated with the new quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the re-imposition of quotas in certain categories, and other possible trade law or import restrictions;

•	financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems; and

•	the impact of the Company’s AnnTaylor Factory business strategy.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

Contact:

For Media:	For Investors:
Wendi Kopsick/Micheline Tang	Jim Smith
Kekst and Company	EVP, Chief Financial Officer
(212) 521-4867/4872	(212) 541-3547

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Quarters and Six Months Ended July 29, 2006 and July 30, 2005

(unaudited)

	Quarters Ended		Six Months Ended
	July 29, 2006	July 30, 2005	July 29, 2006	July 30, 2005
	(in thousands, except per share amounts)
Net sales	$609,998	$508,684	$1,166,171	$985,130
Cost of sales	279,296	267,157	520,357	500,460

Gross margin	330,702	241,527	645,814	484,670
Selling, general and administrative expenses	262,587	231,064	514,231	446,797

Operating income	68,115	10,463	131,583	37,873
Interest income	4,642	2,175	7,949	3,942
Interest expense	558	453	1,067	868

Income before income taxes	72,199	12,185	138,465	40,947
Income tax provision	29,001	5,046	56,278	16,837

Net income	$43,198	$7,139	$82,187	$24,110

Basic earnings per share of common stock	$0.60	$0.10	$1.15	$0.34

Weighted average shares outstanding	71,637	71,907	71,758	71,454

Diluted earnings per share of common stock	$0.59	$0.10	$1.13	$0.33

Weighted average shares outstanding, assuming dilution	72,772	72,508	72,893	72,018

Number of stores open at beginning of period	824	756	824	738
Number of stores opened during period	9	26	19	46
Number of stores expanded/relocated during period *	3	1	6	2
Number of stores closed during period	(5)	—	(15)	(2)
Number of stores open at end of period	828	782	828	782

Total store square footage at end of period	4,841	4,484

*	Expanded stores are excluded from comparable store sales for the first year following expansion.

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONSOLIDATED BALANCE SHEETS

July 29, 2006 and January 28, 2006

(unaudited)

	July 29, 2006	January 28, 2006
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$457,892	$380,654
Accounts receivable	20,391	17,091
Merchandise inventories	208,274	204,503
Prepaid expenses and other current assets	63,119	73,964

Total current assets	749,676	676,212
Property and equipment, net	528,557	512,765
Goodwill	286,579	286,579
Other assets	27,856	17,350

Total assets	$1,592,668	$1,492,906

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$89,562	$97,398
Accrued salaries and bonus	30,638	8,633
Accrued tenancy	43,084	44,036
Gift certificates and merchandise credits redeemable	33,919	45,916
Accrued expenses	85,699	61,603

Total current liabilities	282,902	257,586
Deferred lease costs	204,228	198,714
Other liabilities	3,149	2,124

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,102,508 and 81,998,648 shares issued, respectively	558	558
Additional paid-in capital	735,816	723,230
Retained earnings	609,512	527,325
Deferred compensation on restricted stock	—	(12,006)

	1,345,886	1,239,107

Treasury stock, 9,353,728 and 9,507,361 shares respectively, at cost	(243,497)	(204,625)

Total stockholders’ equity	1,102,389	1,034,482

Total liabilities and stockholders’ equity	$1,592,668	$1,492,906